Financial Relations Board
Leslie Loyet
875 North Michigan Avenue, Suite 2348
lloyet@financialrelationsboard.com
Chicago, IL 60611
(312) 640-6672

Specialty Underwriters’ Alliance, Inc.
Scott Goodreau
222 South Riverside Plaza
Chicago, IL 60606
(888) 782-4672

FOR IMMEDIATE RELEASE
MONDAY, FEBRUARY 27, 2006

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. REPORTS
FOURTH QUARTER AND YEAR ENDED 2005 RESULTS

CHICAGO – February 27, 2006 – Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) today reported a net loss of $4.7 million, or $0.32 per share, for the three months ended December 31, 2005 and a net loss of $18.0 million, or $1.22 per share, for the year ended December 31, 2005. Total revenues for the three months were $15.7 million, comprised of earned insurance premiums of $14.8 million and investment income of $0.9 million. Total revenues for the year ended were $30.2 million, comprised of earned insurance premiums of $26.6 million and investment income of $3.6 million. Gross written premiums for the three months and year ended December 31, 2005 were $28.9 million and $90.6 million, respectively.

For the fourth quarter and full year, premium by Partner Agent was as follows: Risk Transfer Holdings, Inc. (RTH) $17.9 million and $50.2 million, respectively; American Team Managers (ATM) $7.5 million and $22.1 million, respectively; Appalachian Underwriters, Inc. (Appalachian) $0.3 million; AEON Insurance Group, Inc. (AEON) $3.2 million and $11.0 million, respectively; and Specialty Risk Solutions, LLC (SRS) $0.0 million and $7.0 million, respectively.

For the fourth quarter, total expenses were $20.4 million, $9.9 million of losses and loss adjustment expenses and $10.5 million of acquisition costs and general administrative and operating expenses. During the fourth quarter, general administrative expenses totaled $6.5 million, of which $2.2 million was service company fees with Syndicated Services Company, Inc. (SSC). Other major categories of expense included $1.2 million of salaries and benefit costs (excluding $0.9 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $1.0 million of professional and consulting fees, $.5 million of depreciation and amortization and $1.6 million of other expenses.

For the year ended December 31, 2005, total expenses were $48.2 million, $19.1 million of losses and loss adjustment expenses and $29.1 million of acquisition costs and general administrative and operating expenses. For the year, general administrative expenses totaled $23.0 million, of which $8.8 million was service company fees with Syndicated Services Company, Inc. (SSC). Other major categories of expense included $4.6 million of salaries and benefit costs (excluding $2.9 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $2.8 million of professional and consulting fees, $1.8 million of depreciation and amortization and $5.0 million of other expenses.

As of December 31, 2005, the company reported investments of $103.0 million, total assets of $277.2 million, total liabilities of $176.4 million and shareholders’ equity of $100.8 million. Book value per share was $6.76 and tangible book value per share was $6.04.

Courtney Smith, president and chief executive officer stated, “While we successfully established our business and infrastructure last year, we are not satisfied with our results of operation for 2005. In 2006, we are focused on growing our business and dramatically improving our results of operation through increasing and diversifying our premium, improving our loss ratio, and reducing and better controlling our expenses. Our efforts in 2005 coupled with these activities supports our belief that we will reach profitability in the first half of 2006. January 2006 was our largest premium production month to date.”

Increasing and Diversifying Premium Income
Smith noted, “We are continuing to build our premium volume by writing solid business with our existing Partner Agents. In addition, we are adding Partner Agents and expanding customer classes with existing agents to increase our premiums.

Our 2005 business was approximately 69% workers’ compensation. Our longer term goal is to produce a more balanced book of business. We signed new Partner Agent agreements with Appalachian Underwriters, Inc. and American Patriot Insurance Agency, Inc. specializing in general liability and commercial auto. Also, we signed a letter of intent with an agent focusing on general liability and commercial auto for artisan contractors in the western region. As with our existing relationships, we are partnering with additional agents who fit into our business model in terms of mix of business and profit potential. We are also performing due diligence for the addition of new customer classes for ATM and RTH. We should note that we have ended discussions with a potential agent who signed a letter of intent with us. We will continue to be diligent in signing contracts only with Partner Agents whose business fits within our model.”

Improving Loss Ratio
“For the year ended, our direct loss ratio was 52.9% and our direct loss and loss adjustment expense ratio was 66.7%. This reflects our commitment to adequate pricing and strong underwriting standards. Our net loss and loss adjustment expense ratio year to date was 71.8%. Included is an unallocated loss adjustment expense ratio (ULAE) of 9.0%. This level of unallocated loss adjustment expense was due to lower premium volume, while having to build a claim infrastructure and management process. We anticipate a reduction of ULAE in 2006 as premium increases. Also, as previously stated, our net loss and loss adjustment expense ratio was impacted by our reinsurance program, which includes minimum payments, due to our lower earned premium level. We have finalized our reinsurance program for 2006 which we expect will produce ceded results that are more in line with our direct results,” Smith stated.

Lowering Expense
“As was the case with our third quarter,” Smith continued, “our expenses primarily consisted of salaries and benefits and service company fees under our contract with SSC. Our contract with SSC, which amounted to $8.8 million in 2005, has been terminated effective December 31, 2005 and the transition process for these activities is substantially complete. As a result, we believe the expense associated with these specific back office functions will be reduced at least fifty percent. We have essentially completed the building of our infrastructure. We currently have 65 employees and are committed to operating efficiently and will increase staff only as our business volume requires.

Also, we have completed installing the first agent on our new technology platform for policy administration. We have been pleased with our new technology direction and technology partner and anticipate that the system will enable us to reduce processing costs, eliminate duplication of work, and assist us in better managing our results.”

Partner Agents

Risk Transfer Holdings, Inc. (RTH)
SUA’s Partner Agent, RTH, specializes in providing workers’ compensation coverage to PEOs, which are organizations that provide small employers with human resource services, employee benefits, and workers’ compensation insurance. Currently, SUA is quoting business in California, Florida, Georgia, Alabama, South Carolina, Texas and Illinois. We have also recently expanded into Michigan. RTH produced total premiums of $17.9 million and $50.2 million for the three months and year ended December 31, 2005 respectively.

Smith stated, “RTH wrote 43 PEOs in 2005 including 17 PEOs in California. As previously mentioned, California approved a 15.3% decrease in advisory pure premium rate for workers’ compensation effective as of January 1, 2006. This decrease was in response to an improvement in loss experience caused by recent workers’ compensation reform. We believe that California is still an attractive workers’ compensation market. We are encouraged by the progress that RTH is making and are optimistic of our future together.”

American Team Managers (ATM)
ATM specializes in general liability coverage for artisan contractors (electricians, plumbers and other trades) and general contractors and small to midsize workers’ compensation niches within California. Premium was $7.5 million and $22.1 million for the three months and year ended December 31, 2005, respectively. Smith noted, “ATM continues to gain traction after a remarketing of the contractors product. We expect their growth to continue.”

AEON Insurance Group, Inc. (AEON)
AEON, the company’s Partner Agent specializing in commercial auto, general liability and inland marine for tow trucks and repossession segments, produced written premiums of $3.2 million and $11.0 million for the three months and year ended December 31, 2005, respectively. Smith stated, “We are working with AEON to analyze their marketing approach in an effort to improve their results.”

Specialty Risk Solutions, LLC (SRS)
SRS specializes in providing general liability to the public entity segment including schools, municipalities and special districts. SRS wrote $7.0 million for the year ended December 31, 2005. SRS wrote no business in the fourth quarter. Mr. Smith noted, “SRS was not expected to write any business in the fourth quarter. SRS selectively targets a limited number of accounts that are attractively priced and that will most likely occur in the second and third quarters.”

Appalachian Underwriters, Inc. (Appalachian)
Appalachian specializes in small artisan and general contractors business such as carpentry, electricians, and interior decorators, as well as suppliers to the construction industry such as drywall suppliers. Appalachian provides commercial general liability and commercial auto. The company began writing business in December in Illinois. They will focus initially on 12 midwest and southeast states. Appalachian produced $0.3 million for the three months and year ended December 31, 2005. Smith stated, “Appalachian provides a great opportunity to expand our contractors program into the midwest and southeast region with a Partner Agent who understands this customer class and how to market in this territory. Appalachian is committed to expanding its current book of commercial general liability and commercial auto business by marketing to its current workers’ compensation customer base of which over $80 million and 8,500 accounts are written in the small contractors market segment. We are confident they will be great partners.”

Agreement Signed with Partner Agent for Roofing Contractors
SUA signed a new Partner Agent contract with American Patriot Insurance Agency, Inc., which specializes in general liability and commercial auto for small to medium roofing contractors and will market directly and through retail brokers. They will initially market in fourteen states in the central and southern regions.

Smith stated, “American Patriot is owned by the same principals as ABC Supply Company, the largest roofing materials supplier in the country. We will market to small to medium roofing contractors by capitalizing on its pre-existing relationships in the roofing industry. We expect them to begin writing in the first half of 2006.”

Letter of Intent and Expansion of Existing Agents
SUA signed a letter of intent in the fourth quarter with a potential agent writing general liability and commercial auto for artisan contractors in the western region and is moving into the final phase of the due diligence process. Mr. Smith noted, “We expect to sign this potential agent to contract some time in the second quarter and have them writing business by the third quarter.

We are also pursuing the possibility of developing new customer classes for ATM and RTH. We believe that both of these opportunities look promising and will help us to further balance our book of business.”

Smith concluded, “We are adding agents and customer classes. Our business is solid, our expenses are controlled, and our infrastructure is progressing well. We have taken steps to ensure that our programs will continue to grow in 2006 and our results will improve significantly from 2005.”

Conference Call Details
SUA will host a conference call on Tuesday, February 28 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss fourth quarter and year-end results for 2005. Interested parties may access a live webcast by going to our website at www.suainsurance.com, clicking on “Investor Relations,” and clicking on “Live Webcast” or by calling (800) 706-7741.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employee organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.

Tables Follow...

Summary Financial Data
(in millions, except for per share data)

		Year Ended
	Three Months Ended	December 31,
Results of operations	December 31, 2005	2005
Gross written premiums	$28.9	$90.6

Earned premiums	$14.8	$26.6
Net investment income	0.9	3.6

Total revenues	15.7	30.2

Loss and loss adjustment expense	9.9	19.1
Amortization of deferred acquisition costs	4.0	6.1
Service company fees	2.2	8.8
Other operating expenses	4.3	14.2

Total expenses	20.4	48.2

Net income (loss)	$(4.7)	$(18.0)

Net income(loss) per share
Basic and Diluted	$(0.32)	$(1.22)
Average common shares outstanding (basic and diluted)	14,853	14,774
Financial condition
Investments		$103.0
Total assets		$277.2
Loss and loss adjustment expense reserves*		$104.9
Unearned insurance premiums		$58.6
Other liabilities		$12.9
Shareholders’ equity		$100.8
Book value data
Shares outstanding		14,904
Book value per share		$6.76
Tangible book value per share		$6.04

* $86.7 million of loss and loss adjustment expense reserves represent direct gross loss and loss adjustment expense reserves of Potomac Insurance Company of Illinois, which reinsured all of its direct liabilities to OneBeacon Insurance Company and is reflected on our balance sheet as a reinsurance recoverable.

Gross Written Premium Data
for the Year Ended December 31, 2005
(in millions, except percentages)

	Gross written	Percentage of gross
State	premium	written premium
California	$35.7	39.4%
Florida	$38.6	42.6%
Other States	$16.3	18.0%

Total	$90.6	100.0%

	Gross written	Percentage of gross
Line of business	premium	written premium
Workers’ compensation	$62.3	68.8%
Commercial automobile	$9.4	10.4%
General liability	$10.7	11.8%
All other	$8.2	9.0%

Total	$90.6	100.0%

To learn more about Specialty Underwriters’ Alliance, please visit www.suainsurance.com.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.